Exhibit 99.1

HERSHEY ANNOUNCES THIRD QUARTER RESULTS

• Reported earnings per share $0.77 diluted; $0.78 diluted from operations, +8.3%

•	Revises 2006 net sales growth to be within long-term 3-4% range and the increase in diluted earnings per share from operations to be slightly below long-term 9-11% range

• Sets 2007 expectations within targets of long-term objectives

• Announces acquisition of Dagoba Organic Chocolate, LLC

HERSHEY, Pa., October 19, 2006 — The Hershey Company (NYSE:HSY) today announced sales and earnings for the third quarter ended October 1, 2006. Consolidated net sales were $1,413,361,000, up 3.3 percent compared with $1,368,240,000 for the third quarter of 2005. Reported net income for the third quarter of 2006 was $183,665,000, or $0.77 per share-diluted, compared with $114,152,000 or $0.46 per share-diluted, for the comparable period of 2005.

The results reflect the expensing of employee stock options and other share-based compensation for all periods presented in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, under the modified retrospective application method. Under the modified retrospective application method, the results for 2005 were adjusted and are reported as though stock options granted by the Company had been expensed beginning January 1, 2005.

For the third quarter of 2006 and 2005, these results, prepared in accordance with generally accepted accounting principles (“GAAP”), include net pre-tax charges of $1.7 million and $101.4 million, or $0.01 and $0.26 per share, respectively, associated with the previously announced business realignment initiatives to advance the Company’s value-enhancing strategy. Net income from operations, which excludes the net charges for the third quarter of 2006 and 2005, was $184,778,000, or $0.78 per share-diluted in 2006, compared with $179,960,000, or $0.72 per share-diluted in 2005, an increase of 8.3 percent in earnings per share-diluted.

Third-Quarter Performance
“Hershey’s results for the third quarter were below expectations,” said Richard H. Lenny, Chairman, President and Chief Executive Officer. “Following a period of sustained in-market success, we experienced a slowdown in consumer takeaway and thus, a loss of market share. While we had solid growth within both our sugar confectionery and refreshment businesses, within chocolate, the shift from line extensions with lower incrementality to more sustainable value-added platforms has taken longer than anticipated. Although Hershey’s share declined in total for the quarter, seasonal performance continues to be strong with Halloween off to a good start.”

Sales for the quarter increased 3.3 percent through a combination of growth within dark chocolate and solid seasonal shipments. Overall strong expense control and the impact of the share buyback resulted in an 8.3 percent increase in diluted earnings per share from operations. “The objective for the balance of 2006 is to regain Hershey’s marketplace momentum by focusing on new platforms and advantaged customers. Therefore, we’ve significantly increased our consumer and customer support. This investment will strengthen Hershey’s leadership position within chocolate by leveraging our core brands and delivering strong introductory programming for the new platforms, most notably Cacao Reserve,” Lenny stated.

“It’s within this strategic objective of strengthening Hershey’s chocolate leadership, that today, we’re also announcing the acquisition of the assets of Dagoba Organic Chocolate, LLC. This business complements our premium chocolate growth platform and clearly positions Hershey as a key player within the high growth, on trend organic market. As with the Scharffen Berger and Joseph Schmidt acquisitions, Dagoba will extend our reach to those consumers and customers who are seeking a superior chocolate experience.”

Nine-Months Results and Outlook
For the first nine months of 2006, consolidated net sales were $3,598,156,000, compared with $3,483,101,000 for the first nine months of 2005. Reported net income for the first nine months of 2006 was $403,073,000, or $1.68 per share-diluted, compared with $320,397,000, or $1.29 per share-diluted, for the first nine months of 2005. For the first nine months of 2006 and 2005, these results, prepared in accordance with GAAP, include net pre-tax charges of $6.0 million and $101.4 million, or $0.01 and $0.26 per share, respectively, associated with the previously announced business realignment initiatives to advance the Company’s value-enhancing strategy. Net income from operations, which excludes the net charges for the first nine months of 2006 and 2005, was $407,211,000, or $1.69 per share-diluted, compared with $386,205,000, or $1.55 per share-diluted in 2005, an increase of 9.0 percent in earnings per share-diluted.

“Based on the results through the third quarter and our marketplace initiatives for the balance of the year, we now anticipate net sales growth for 2006 to be within our long-term 3-4 percent range and the increase in diluted earnings per share from operations to be slightly below our on-going 9-11 percent expectations.

“As we look to 2007, we’re committed to delivering a superior value proposition to our consumers and customers. Our strategic focus will be to accelerate growth behind Hershey’s core brands, successfully build new platforms, primarily in dark chocolate and refreshment, and better leverage Hershey’s scale at retail. While we anticipate somewhat higher input costs in 2007, we’re working on plans to address these cost pressures. Therefore, through this combination of improved marketplace performance and overall cost control, we expect to achieve net sales growth in 2007 within our 3-4 percent long-term goal, with an increase in diluted earnings per share from operations within our on-going 9-11 percent expectations,” Lenny concluded.

Note: In this sales and earnings release, Hershey has provided income measures excluding certain items described above, in addition to net income determined in accordance with GAAP. These non-GAAP financial measures, as shown in the attached pro forma income statements, are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.

During the second half of 2005, the Company recorded pre-tax charges associated with business realignment initiatives of $119.0 million or $0.29 per share-diluted. Net pre-tax charges for business realignment initiatives of $6.0 million, or $0.01 per share-diluted, were recorded during the first nine-months of 2006. Based on our current estimates, the total cost to implement the business realignment initiatives is expected to be under $130 million before tax or $0.30 to $0.32 per share-diluted. The business realignment program is expected to be fully completed by the end of 2006.

Live Web Cast
As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate Website www.hersheys.com. Please go to the Investor Relations Section of the Website for further details.

Safe Harbor Statement
This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: our ability to implement and generate expected ongoing annual savings from the initiatives to advance our value-enhancing strategy; changes in raw material and other costs and selling price increases; our ability to implement improvements to and reduce costs associated with our supply chain; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions; changes in our stock price, and resulting impacts on our expenses for incentive compensation, stock options and certain employee benefits; market demand for our new and existing products; changes in our business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations, including taxes; risks and uncertainties related to our international operations; and such other matters as discussed in our Annual Report on Form 10-K for 2005.

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Media Contact:	Kirk Saville	717-534-7641
Financial Contact:	Mark Pogharian	717-534-7556

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended October 1, 2006 and October 2, 2005
(in thousands except per share amounts)

	Third Quarter		Nine Months

	2006	2005	2006	2005

Net Sales	$1,413,361	$1,368,240	$3,598,156	$3,483,101

Costs and Expenses:
Cost of Sales	870,171	849,939	2,216,424	2,140,675
Selling, Marketing and Administrative	221,842	228,168	660,114	687,984
Business Realignment Charge, net	1,568	84,843	9,139	84,843

Total Costs and Expenses	1,093,581	1,162,950	2,885,677	2,913,502

Income Before Interest and Income Taxes (EBIT)	319,780	205,290	712,479	569,599
Interest Expense, net	31,835	23,701	84,528	63,730

Income Before Income Taxes	287,945	181,589	627,951	505,869
Provision for Income Taxes	104,280	67,437	224,878	185,472

Net Income	$183,665	$114,152	$403,073	$320,397

Net Income Per Share - Basic - Common	$0.81	$0.48	$1.75	$1.34
- Basic - Class B	$0.72	$0.43	$1.57	$1.21
- Diluted	$0.77	$0.46	$1.68	$1.29

Shares Outstanding - Basic - Common	173,232	183,854	175,977	184,648
- Basic - Class B	60,816	60,818	60,817	60,822
- Diluted	237,681	248,368	240,326	249,233

Key Margins:
Gross Margin	38.4%	37.9%	38.4%	38.5%
EBIT Margin	22.6%	15.0%	19.8%	16.4%
Net Margin	13.0%	8.3%	11.2%	9.2%

The Hershey Company
Pro Forma Summary of Consolidated Statements of Income
for the periods ended October 1, 2006 and October 2, 2005
(in thousands except per share amounts)

	Third Quarter		Nine Months

	2006	2005	2006		2005

Net Sales	$1,413,361	$1,368,240	$3,598,156		$3,483,101

Costs and Expenses:
Cost of Sales	870,171	833,418 (d)	2,219,623	(a)	2,124,154 (d)
Selling, Marketing and Administrative	221,734 (b)	228,168	660,006	(b)	687,984
Business Realignment Charge, net	--- (c)	--- (e)	---	(c)	--- (e)

Total Costs and Expenses	1,091,905	1,061,586	2,879,629		2,812,138

Income Before Interest and Income Taxes (EBIT)	321,456	306,654	718,527		670,963
Interest Expense, net	31,835	23,701	84,528		63,730

Income Before Income Taxes	289,621	282,953	633,999		607,233
Provision for Income Taxes	104,843	102,993	226,788		221,028

Net Income	$184,778	$179,960	$407,211		$386,205

Net Income Per Share - Basic - Common	$0.81	$0.75	$1.77		$1.61
- Basic - Class B	$0.73	$0.68	$1.59		$1.46
- Diluted	$0.78	$0.72	$1.69		$1.55

Shares Outstanding - Basic - Common	173,232	183,854	175,977		184,648
- Basic - Class B	60,816	60,818	60,817		60,822
- Diluted	237,681	248,368	240,326		249,233

Key Margins:
Adjusted Gross Margin	38.4%	39.1%	38.3%		39.0%
Adjusted EBIT Margin	22.7%	22.4%	20.0%		19.3%
Adjusted Net Margin	13.1%	13.2%	11.3%		11.1%

(a) Excludes business realignment credit of $(3.2) million pre-tax or $(2.0) million after-tax for the nine months.
(b) Excludes business realignment charge of $0.1 million pre-tax or $0.1 million after-tax for the third quarter and the nine months.
(c) Excludes business realignment charge of $1.6 million pre-tax or $1.0 million after-tax for the third quarter and $9.1 million pre-tax or $6.0 million after-tax for the nine months.
(d) Excludes business realignment charge of $16.6 million pre-tax or $14.0 million after-tax for the third quarter and the nine months.
(e) Excludes business realignment charge of $84.8 million pre-tax or $51.8 million after-tax for the third quarter and the nine months.

The Hershey Company
Consolidated Balance Sheets
as of October 1, 2006 and December 31, 2005
(in thousands of dollars)

Assets	2006	2005

Cash and Cash Equivalents	$47,635	$67,183
Accounts Receivable - Trade (Net)	720,861	559,289
Deferred Income Taxes	66,844	78,196
Inventories	767,754	610,284
Prepaid Expenses and Other	97,353	93,988

Total Current Assets	1,700,447	1,408,940

Net Plant and Property	1,639,890	1,659,138
Goodwill	490,215	487,338
Other Intangibles	139,562	142,626
Other Assets	589,348	597,194

Total Assets	$4,559,462	$4,295,236

Liabilities and Stockholders' Equity

Loans Payable	$1,029,034	$819,115
Accounts Payable	163,959	167,812
Accrued Liabilities	448,938	507,843
Taxes Payable	14,877	23,453

Total Current Liabilities	1,656,808	1,518,223

Long-Term Debt	1,255,162	942,755
Other Long-Term Liabilities	411,972	412,929
Deferred Income Taxes	405,201	400,253

Total Liabilities	3,729,143	3,274,160

Total Stockholders' Equity	830,319	1,021,076

Total Liabilities and Stockholders' Equity	$4,559,462	$4,295,236